UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2022

AcelRx Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35068	41-2193603
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25821 Industrial Boulevard, Suite 400 Hayward, California	94545
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 216-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ACRX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

Securities Purchase Agreement

On December 27, 2022, AcelRx Pharmaceuticals, Inc., or AcelRx, entered into a securities purchase agreement, or the Purchase Agreement, with an institutional investor, or the Purchaser, relating to the issuance and sale, or the Offering, of (i) 748,744 shares of its common stock, par value $0.001 per share, (ii) pre-funded warrants to purchase 2,632,898 shares of common stock, and (iii) common warrants, which will accompany the common stock and pre-funded warrants, to purchase an aggregate of 4,227,052 shares of common stock.

The pre-funded warrants are exercisable immediately following the closing date of the Offering and have an unlimited term and an exercise price of $0.0001 per share. The common warrants will be exercisable following the six-month anniversary of the closing date of the Offering and have a six-year term and an exercise price of $2.07 per share. The combined offering price is $2.22625 per share of common stock and accompanying common warrant, or in the case of pre-funded warrants, $2.22615 per pre-funded warrant and accompanying common warrant. The aggregate gross proceeds to AcelRx from the Offering are expected to be approximately $7.5 million, before deducting placement agent fees and other estimated Offering expenses payable by AcelRx, and excluding the proceeds, if any, from the exercise of the pre-funded warrants and common warrants issued in the Offering. The closing of the Offering is expected to occur on or about December 29, 2022, subject to the satisfaction of customary closing conditions.

The common warrants include full ratchet anti-dilutive adjustment rights in the event AcelRx issues shares of common stock or common stock equivalents in the future with a value less than the then effective exercise price of such common warrants subject to certain customary exceptions, and further subject to a minimum exercise price of $1.00 per share. The common warrants also include certain rights upon “fundamental transactions” as described in the common warrants, including the right of the holders thereof to receive from AcelRx or a successor entity the same type or form of consideration (and in the same proportion) that is being offered and paid to the holders of common stock in such fundamental transaction in the amount of the Black Scholes value (as described in such common warrants) of the unexercised portion of the applicable common warrants on the date of the consummation of such fundamental transaction.

The Purchase Agreement contains customary representations, warranties and agreements by AcelRx, customary conditions to closing, indemnification obligations of AcelRx and the Purchaser. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of a specific date, were solely for the benefit of the parties to the Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties.

AcelRx engaged Cantor Fitzgerald & Co. to act as placement agent in the Offering. AcelRx has agreed to pay the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds generated from the Offering and to reimburse certain expenses of the placement agent in connection with the Offering in an amount not to exceed $100,000.

The Offering is being made pursuant to AcelRx’s registration statement on Form S-3 (No. 333-239156), as previously filed with the Securities and Exchange Commission on June 12, 2020 and declared effective on July 8, 2020, and a related base prospectus and prospectus supplement.

Upon the closing of Offering, we have also agreed to amend a previously issued warrant held by the Purchaser to purchase up to 750,000 shares of common stock to reduce the exercise price to $2.07 per share. This warrant, as amended, will be exercisable following the six-month anniversary of the closing of the Offering, and will expire on the six-year anniversary of the closing of the Offering.

A copy of the form of common warrant is filed as Exhibit 4.1 hereto, a copy of the form of pre-funded warrant is filed as Exhibit 4.2 hereto, the form of amended warrant is filed as Exhibit 4.3 hereto and the Purchase Agreement is filed as Exhibit 10.1 hereto. The foregoing descriptions of the terms of the Purchase Agreement, the pre-funded warrants, the common warrants and the amended warrant are qualified in their entirety by reference to such exhibits. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Common Warrant (December 2022)
4.2	Form of Pre-Funded Warrant (December 2022)
4.3	Form of Common Warrant, as amended (November 2021)
5.1	Opinion of Cooley LLP
10.1	Form of Securities Purchase Agreement, dated December 27, 2022
23.1	Consent of Cooley LLP (contained in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2022	AcelRx Pharmaceuticals, Inc.

	By:	/s/ Raffi Asadorian
	Name:	Raffi Asadorian
	Title:	Chief Financial Officer